                                                                       Exhibit 5





                                      June
                                      7th
                                      1996





                                                                     720,927-999

Rockford Industries, Inc.
1851 East First Street, Suite 600
Santa Ana, California 92705

                 Re:   Registration Statement on Form S-8
                       ----------------------------------

Gentlemen:

                 We are rendering this opinion to you in connection with a Registration Statement on Form S-8 (the "Registration Statement") covering the registration with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of 350,000 shares (the "Shares") of Common Stock, no par value, of Rockford Industries, Inc., a California corporation (the "Company"), issuable upon the exercise of options granted or to be granted under the 1995 Stock Option Plan of the Company (the "Plan"). We are familiar with the proceedings heretofore taken by you in connection with the authorization and issuance of the Shares.

                 In connection with this opinion, we have examined such documents and have reviewed such matters of fact and questions of law as we have considered necessary for purposes hereof. On the basis of such examination and review and, subject to proceedings being duly taken and completed by you as now contemplated by us as your counsel prior to the issuance of the Shares, we are of the opinion that the Shares to be issued under the Plan will, when issued and sold in accordance with the terms of the Plan, be duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company.

                 We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                        Respectfully submitted,



                                        O'MELVENY & MYERS LLP